Exhibit 23.2
CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

SAN DIEGO GAS & ELECTRIC COMPANY
To the Board of Directors and Shareholder of San Diego Gas & Electric Company:
We consent to the incorporation by reference in Registration Statement No. 333-222650 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements of San Diego Gas & Electric Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, included in this Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 2017.

 /s/ DELOITTE & TOUCHE LLP
San Diego, California
February 27, 2018